400 Collins Road NE
Cedar Rapids, Iowa 52498

EXHIBIT 99.1

News Release

Kelly Ortberg named president of Rockwell Collins
CEDAR RAPIDS, Iowa (Sept. 24, 2012) - Rockwell Collins today announced the appointment of Robert K. (Kelly) Ortberg, 52, as the company's president. He joins Clayton M. (Clay) Jones, 63, who continues as chairman and chief executive officer, in the newly formed Office of the Chief Executive. The appointment is effective immediately.
“This move will bring even greater focus to serving our stakeholders and help us better prepare for the future of this highly integrated company,” stated Jones. “We have always valued operational excellence, and I expect this new organizational structure to enable us to achieve even higher levels of performance, further enhancing our reputation in this area.”
As president, Ortberg is primarily responsible for the operational management of the company, including oversight of its commercial and government businesses and supporting functions. He was formerly executive vice president and chief operating officer of the company's Government Systems business, and previously served as executive vice president and chief operating officer of Commercial Systems.
“Kelly brings over 25 years' experience, proven leadership and a strong track record of performance to this role,” added Jones. “Throughout his career, he's been instrumental in shaping, developing and implementing many of the strategies that have helped make Rockwell Collins a successful company.”
Additionally, the company has also named Philip J. Jasper, 44, executive vice president and chief operating officer of Government Systems, reporting to Ortberg. Jasper has more than 20 years' experience with Rockwell Collins, including previous roles as vice president, business development, and vice president, mobility and rotary wing solutions for the company's Government Systems business.
About Rockwell Collins
Rockwell Collins (NYSE: COL) is a pioneer in the development and deployment of innovative communication and aviation electronic solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management, and simulation and training is delivered by 20,000 employees, and a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.